Exhibit 23.2

Consent of DeCoria, Maichel & Teague, P.S.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 8, 2016, relating to the consolidated financial statements and the effectiveness internal control over financial reporting appearing in the IsoRay, Inc. and Subsidiaries’ Annual Report on Form 10-K for the year ended June 30, 2016.

/s/ DeCoria, Maichel & Teague, P.S.

Spokane, Washington

June 19, 2017